EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of this December 29, 2006, (the "Effective Date") by and between Manchester Indiana Operations, Inc. (the "Corporation") and Rick L. Stanley (the "Employee").

Preliminary Statement

Pursuant to the terms of a Stock Purchase Agreement ("Stock Purchase Agreement") dated December 2, 2006, as amended December 29, 2006, by and among Manchester AcquisitionCo, Inc., a Delaware Corporation ("Purchaser"), all of the shareholders of the Corporation and all of the shareholders of GNAC, Inc., (collectively, the "Sellers"), Purchaser shall purchase from Sellers, and Sellers shall sell to Purchaser, all of the issued and outstanding capital stock of the Sellers upon and subject to the terms and conditions set forth in the Stock Purchase Agreement. The Employee recognizes and agrees that the enforceability of this Agreement is essential to the transactions contemplated by the Stock Purchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

The Board of the Corporation (the "Board") has determined that it is in the best interests of the Corporation to retain the benefit of the Employee's services and experience, and the Employee desires to provide his services and experience to the Corporation upon the terms and conditions set forth in this Agreement.

Terms and Conditions

In consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound, the parties agree as follows:

Section 1. Employment and Duties.

(a) General. The Employee shall, upon the Closing of the Stock Purchase Agreement, serve as an employee and as Chief Executive Officer of the Corporation. The Employee agrees to perform all duties for the Corporation as may be reasonably requested by the Board. The Employee's duties shall include those duties consistent with his position with the Corporation as Chief Executive Officer as well as those assigned to him from time to time, in good faith, by the Board. The Employee shall not be elected as an officer or director of Manchester AcquisitionCo, Inc. or any of its affiliates.

(b) Employment Duties. Throughout the Term, the Employee shall: (i) devote his working hours, on a full-time basis to his duties under this Agreement; (ii) comply in all respects with the lawful and reasonable directions and instructions given to him by the Board and the COO; and (iii) use his best efforts to promote and serve the interests of the Corporation.

Section 2. Term. The Employee's employment shall commence on the Effective Date and shall continue on an at-will basis until terminated with or without cause by either the Corporation or the Employee.

Section 3. Compensation and Other Benefits. The Corporation shall pay and provide the following compensation and other benefits to the Employee as compensation for services rendered under this Agreement:

(a) Annual Salary. The Corporation shall pay to the Employee, in accordance with the then prevailing payroll practices of the Corporation, a monthly base salary of Thirty Thousand Dollars ($30,000) per month (the "Monthly Base Salary"), less applicable payroll deductions, payable on a monthly basis on or before the 1st day of each month (or as otherwise agreed to by the Employee and the Corporation).

(b) Commissions. In addition to the Monthly Base Salary, the Corporation shall pay commissions to Employee as mutually agreed upon from time to time by the Employee and the Corporation.

(c) Paid Time Off. The Employee shall be entitled to a minimum of four (4) weeks of paid time off per year in accordance with the paid time off policies as may be established by the Corporation from time to time. The Employee shall accrue and receive full compensation and benefits during his paid time off periods.

Section 4. Other Compensation. The Employee shall be and remain eligible to participate in, in accordance with their respective terms and conditions, all benefit plans or benefit plan equivalents which are made available from time to time by the Corporation to employees having responsibilities similar to those of the Employee.

Section 5. Expenses. The Corporation shall reimburse the Employee for all reasonable business expenses incurred by the Employee in connection with the conduct of the Corporation’s business in accordance with the Corporation’s expense reimbursement policies as disclosed to Employee in advance of the effectiveness of such policies.

Section 6. Termination of Employment. The Corporation or the Employee may, at any time and for any reason, terminate the employment of the Employee upon prior written notice to the other party. The effective date stated in such notice of termination shall be the "Termination Date."

(a) Termination for Cause.

(i) If the Corporation terminates the Employee's employment for Cause (as defined below), or the Employee resigns without Good Reason (as defined below), the Employee shall be entitled to (i) payment of that portion of the Employee's Annual Salary under Section 3(a) earned through and including the Termination Date at the rate of Annual Salary in effect on the Termination Date plus (ii) any declared but unpaid, bonuses, that the Employee earned through and including the Termination Date. The Employee shall not be eligible to receive any portion of the Annual Salary, any bonuses which would have otherwise been awarded for the year in which the Termination Date falls or compensation for the benefits described in Section 3 with respect to any future periods beginning on the Termination Date.

(ii) Termination for "Cause" shall mean termination of the Employee's employment with the Corporation for any of the following reasons:

(1)
Any act of theft, fraud, embezzlement, dishonesty or other similar behavior by the Employee or any act resulting in a felony conviction or plea of nolo contendere of the Employee (other than non-material or insignificant convictions or indictments, such as traffic violations);

(2)	Any gross neglect of duty, incompetence, willful insubordination or willful misconduct of the Employee in discharging any of his duties and responsibilities hereunder;

(3)	Any occurrence of the Employee reporting to work under the influence of alcohol or illegal drugs, or the Employee being under the influence of alcohol or illegal drugs during working hours;

(4)	Any intentional and material failure or refusal by the Employee to comply with the policies, rules, and regulations of the Corporation, whether now in force or hereafter adopted; or

(5)	Any intentional and material breach by the Employee of this Agreement.

The Corporation may immediately terminate the Employee's employment with the Corporation for Cause as set forth in subclause (1) above and may terminate the Employee’s employment with the Corporation for Cause as set forth in subclauses (2) through (5) above by giving written notice identifying the reasons for termination and providing (a) in the case of a termination for Cause arising out of events described in clauses (1) through (5) above, a fifteen (15) day period, or (b) in the case of a termination for Cause arising out of events described in clause (6) above, a thirty (30) day period, in each case for Employee to cure prior to the Termination Date.

(iii) "Good Reason" shall mean resignation from Employee's employment with the Corporation for any of the following reasons (each of the following without Employee's consent):

(1)	Any intentional and material breach by the Corporation of this Agreement;

(2)
Any material alteration or reduction of Employee's authority, responsibility or duties unless such material alteration or reduction by the Corporation is in response to conduct and behavior by Employee that would justify termination of Employee for "Cause" as defined above; or

(3)	Any requirement by the Corporation that Employee participate in any unlawful act.

(4)	Any requirement that the Employee relocate to any location other than the three (3) dealerships currently operated by the Corporation in Indianapolis, Terre Haute, Fort Wayne and Dallas, Texas.

If the Corporation terminates the Employee's employment without Cause or the Employee terminates his employment with Good Reason, the Employee shall be entitled to (i) payment of that portion of the Employee's Annual Salary under Section 3(a) earned through and including the Termination Date at the rate of Annual Salary in effect on the Termination Date plus (ii) payment of that portion of the Employee's Annual Salary under Section 3(a) for the period commencing the day after the Termination Date through and including the 180th day following the Termination Date at the rate of Annual Salary in effect on the Termination Date (the "Severance Payment"), plus (iii) any declared but unpaid bonuses that the Employee earned through and including the Termination Date.

Section 7. Non-Competition. The Employee acknowledges and agrees that he is subject to a covenant not to compete with the Corporation as more particularly described in Section 8.6 of the Stock Purchase Agreement. As provided in the Stock Purchase Agreement, if the Employee's employment is terminated without Cause or the Employee resigns for Good Reason, and the Corporation does not make the Severance Payment, the Non-Competition Period (as defined in the Stock Purchase Agreement) shall expire on the Termination Date.

Section 8. Nonassignability, Binding Agreement.

(a) By the Employee. The Employee shall not assign or delegate this Agreement or any right, duty, obligation, or interest under this Agreement without the Corporation's prior written consent; provided, however, that nothing shall preclude the Employee from designating beneficiaries to receive benefits payable under this Agreement upon his death, and nothing shall preclude the Employee's executors, administrators, or their legal representatives, from assigning any rights under this Agreement to any person.

(b) By the Corporation. The Corporation may assign, delegate, or transfer this Agreement and all of the Corporation's rights and obligations under this Agreement to any of its subsidiaries or to any business entity that by merger, consolidation, or otherwise acquires all or substantially all of the assets of the Corporation or any subsidiary or to which the Corporation or any subsidiary transfers all or substantially all of its assets. Upon assignment, delegation, or transfer, the transferee shall be deemed to be substituted for the Corporation for all purposes of this Agreement.

(c) Binding Effect. Except as limited under Sections 8(a), and (b), this Agreement shall be binding upon and inure to the benefit of the parties, any successors to or assigns of the Corporation, and the Employee's heirs and the personal representatives or executor of the Employee's estate.

Section 9. Severability. If a court of competent jurisdiction makes a final determination that any term or provision of this Agreement is invalid or unenforceable, and all rights to appeal the determination have been exhausted or the period of time during which any appeal of the determination may be perfected has been exhausted, the remaining terms and provisions shall be unimpaired and the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that most closely approximates the intention of the parties with respect to the invalid or unenforceable term or provision, as evidenced by the remaining valid and enforceable terms and conditions of this Agreement.

Section 10. Amendment. This Agreement may not be modified, amended, or waived in any manner except by an instrument in writing signed by both parties to this Agreement.

Section 11. Waiver. The waiver by either party of compliance by the other party with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by a party of a provision of this Agreement. Performance by either of the parties of any act not required of it under the terms and conditions of this Agreement shall not constitute a waiver of the limitations on its obligations under this Agreement, and no performance shall stop that party from asserting those limitations as to any further or future performance of its obligations. The Employee acknowledges that each breach of this Agreement or any similar agreement entered into between the Corporation and/or any of its affiliates or subsidiaries and a third party is unique. Therefore, the failure of the Corporation and/or any of its affiliates or subsidiaries to enforce the same, similar or different restriction in a similar agreement or to seek a different remedy or any other act or omission by the Corporation and/or its affiliates or subsidiaries shall not be construed as a waiver or estoppel to the enforcement of this Agreement against the Employee.

Section 12. Governing Law. The laws of the State of Indiana shall govern the validity, performance, enforcement, interpretation, and any other aspect of this Agreement, notwithstanding any state's choice of law provision to the contrary. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought solely in the federal and state courts in Indiana, and each of the parties consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

Section 13. Notices. All notices required or desired to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered (i) in person and receipted for by the party to whom the notice is directed; (ii) mailed by certified or registered United States mail postage prepaid, not later than the day upon which the notice is required to be given pursuant to this Agreement; or (iii) delivered by expedited courier, shipping prepaid or mailed to sender, on the next business day, after the date on which it is so sent, and addressed as follows:

If to the Corporation, to:

Manchester Indiana Acceptance, Inc.
c/o Manchester Inc.
100 Crescent Court, 7th Floor
Dallas, Texas, 75201
Attention: Richard Gaines
Telecopy Number: (214) 459-8035

With a copy to:

Wuersch & Gering LLP
100 Wall Street, 21st Floor
New York, New York 10005
Attention: Travis L. Gering, Esq.
Telecopy Number: (212) 509-9559

If to the Employee:

Rick L. Stanley
13533 Marjac Way
McCordsville, Indiana 46055

Either party may, by giving written notice to the other party, change the address to which notice shall then be sent.

Section 14. Prior Agreements. This Agreement, including all agreements referenced in this Agreement, is a complete and total integration of the understanding of the parties. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements, writings, and discussions with respect to the subject matter of this Agreement, and all prior negotiations, commitments, agreements, writings, and discussions will have no force or effect. The parties to any other negotiation, commitment, agreement, writing, or discussion will have no further rights or obligations thereunder to the extent it relates to the subject matter of this Agreement.

Section 15. Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction of this Agreement.

Section 16. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which for all purposes shall be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one (1) counterpart signed by the party, against which enforceability is sought needs to be produced to evidence the existence of this Agreement. Facsimile transmission of the executed version of this Agreement or any counterpart thereof shall have the same force and effect as the original.

Section 17. Joint Drafting. This Agreement shall be deemed to have been drafted jointly by the parties, and in the event of an ambiguity in this Agreement, the same shall not be construed against either party.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

"CORPORATION"

Manchester Indiana Operations, Inc.

By:
Name: Richard D. Gaines
Title: President

"EMPLOYEE"

By:
Rick L. Stanley